                         STOCK PURCHASE AGREEMENT




                                   among


                       FOURTH FINANCIAL CORPORATION,
                               as Purchaser





                                    and




                           LSB INDUSTRIES, INC.,
                                    and
                       PRIME FINANCIAL CORPORATION,
                                as Sellers









                       Dated as of February 9, 1994

                             TABLE OF CONTENTS


                                                                   Page #
                                                                   ------

ARTICLE I.  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . .1
  Section 1.1     Definitions. . . . . . . . . . . . . . . . . . . . . . .1
  Section 1.2     Accounting Terms . . . . . . . . . . . . . . . . . . . .8
  Section 1.3     Use of Defined Terms . . . . . . . . . . . . . . . . . .8

ARTICLE II. Sale and Transfer of Stock; Closing. . . . . . . . . . . . . .8
  Section 2.1     Sale of the Shares . . . . . . . . . . . . . . . . . . .8
  Section 2.2     Purchase Price . . . . . . . . . . . . . . . . . . . . .8
  Section 2.3     Additional Adjustments to Purchase Price . . . . . . . 10
  Section 2.4     Post-Closing Adjustments . . . . . . . . . . . . . . . 11
  Section 2.5     Closing. . . . . . . . . . . . . . . . . . . . . . . . 11
  Section 2.6     Closing Deliveries . . . . . . . . . . . . . . . . . . 12
  Section 2.7     Option to Acquire Certain Loans. . . . . . . . . . . . 13
  Section 2.8     Retained Assets and Retained Corporations
                  and Certain Loans. . . . . . . . . . . . . . . . . . . 13

ARTICLE III.      Agreements of the Parties. . . . . . . . . . . . . . . 13
  Section 3.1     Agreements of Fourth . . . . . . . . . . . . . . . . . 13
  Section 3.2     Agreements of Sellers. . . . . . . . . . . . . . . . . 15

ARTICLE IV. Representations and Warranties . . . . . . . . . . . . . . . 20
  Section 4.1     Representations and Warranties of Sellers. . . . . . . 20
  Section 4.2     Representations and Warranties of Fourth . . . . . . . 30

ARTICLE V.  Closing Conditions . . . . . . . . . . . . . . . . . . . . . 32
  Section 5.1     Conditions to Obligations of Fourth. . . . . . . . . . 32
  Section 5.2     Conditions to Obligations of Sellers . . . . . . . . . 34

ARTICLE VI. Termination of Agreement . . . . . . . . . . . . . . . . . . 35
  Section 6.1     Mutual Consent; Termination Date . . . . . . . . . . . 35
  Section 6.2     Election by Fourth . . . . . . . . . . . . . . . . . . 35
  Section 6.3     Election by Sellers  . . . . . . . . . . . . . . . . . 36

ARTICLE VII.      Indemnification. . . . . . . . . . . . . . . . . . . . 36
  Section 7.1     Effect of Closing. . . . . . . . . . . . . . . . . . . 36
  Section 7.2     General Indemnification. . . . . . . . . . . . . . . . 37
  Section 7.3     Procedure  . . . . . . . . . . . . . . . . . . . . . . 38
  Section 7.4     Survival of Representations and Warranties . . . . . . 38
  Section 7.5     Special Indemnification. . . . . . . . . . . . . . . . 39
  Section 7.6     Separate Indemnification for Environmental
                  Matters  . . . . . . . . . . . . . . . . . . . . . . . 40
  Section 7.7     Separate Indemnification for Barki
                  Litigation . . . . . . . . . . . . . . . . . . . . . . 41
  Section 7.8     Director and Officer Indemnification . . . . . . . . . 41

ARTICLE VIII.     Miscellaneous. . . . . . . . . . . . . . . . . . . . . 42
  Section 8.1     Expenses . . . . . . . . . . . . . . . . . . . . . . . 42
  Section 8.2     Notices. . . . . . . . . . . . . . . . . . . . . . . . 42
  Section 8.3     Time . . . . . . . . . . . . . . . . . . . . . . . . . 43
  Section 8.4     Law Governing. . . . . . . . . . . . . . . . . . . . . 43
  Section 8.5     Entire Agreement; Amendment. . . . . . . . . . . . . . 43
  Section 8.6     Successors and Assigns . . . . . . . . . . . . . . . . 43
  Section 8.7     Cover, Table of Contents, and Headings . . . . . . . . 43
  Section 8.8     Counterparts . . . . . . . . . . . . . . . . . . . . . 43
  Section 8.9     No Third Party Beneficiaries . . . . . . . . . . . . . 43
  Section 8.10    Severability . . . . . . . . . . . . . . . . . . . . . 43




                                 EXHIBITS

Exhibit  "A"      Form of Housley Goldberg & Kantarian, P.C. legal opinion
                  with attached opinion of David A. Shear
Exhibit  "B"      Form of Foulston and Siefkin legal opinion
Exhibit  "C"      Form of Lease - Equity Tower
Exhibit  "D"      Form of Real Estate Contract - Retained Assets
Exhibit  "E"      Form of Bank Merger Agreement

                             STOCK PURCHASE AGREEMENT




            STOCK PURCHASE AGREEMENT, dated as of February 9, 1994, among FOURTH FINANCIAL CORPORATION, a Kansas corporation ("Fourth"), LSB INDUSTRIES, INC., a Delaware corporation ("LSB"), and PRIME FINANCIAL CORPORATION, an Oklahoma corporation ("Prime").


            W I T N E S S E T H: That,
            -------------------

            WHEREAS, Fourth desires to acquire all, and not less than all, of the issued and outstanding capital stock of all classes of Equity Bank for Savings, F.A. (the "Bank") and to simultaneously merge the Bank into Fourth's subsidiary, BANK IV Oklahoma, National Association ("BANK IV") as permitted by
Section 501.1D of the Oklahoma Banking Code of 1965 as amended, subject to and pursuant to the terms of this Agreement; and


            WHEREAS, LSB owns all of the issued and outstanding capital stock of all classes of Prime and Prime owns all of the issued and outstanding capital stock of the Bank; and


            WHEREAS, each party hereto believes that the proposed acquisition by Fourth of Bank and the merger of the Bank into BANK IV pursuant to the terms and conditions of this Agreement would be desirable and in their respective best interests;


            NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto, intending to be legally bound, agree as follows:


                                 ARTICLE I

                                DEFINITIONS


              1.1. Definitions. The following terms as used in this Agreement shall have the following meanings unless the context otherwise requires.

              "This Agreement" refers to this Stock Purchase Agreement and all exhibits hereto and all amendments hereto.


              "Bank" means Equity Bank for Savings, F.A., a savings bank organized under the laws of the United States.


              "BANK IV" means BANK IV Oklahoma, National Association, a national banking association.


              "Bank Holding Company Act" means the federal Bank Holding Company Act of 1956, as amended (12 U.S.C. Section 1841 et seq.), or any successor federal statute, and the rules and regulations of the Board promulgated thereunder, all as the same may be in effect at the time.


              "Bank Merger Agreement" means the Agreement to Merge, substantially in the form of Exhibit "E" hereto, pursuant to which the Bank will be merged into BANK IV at the Closing simultaneously with the consummation of the Purchase.


              "Bank Stock" means common stock of the Bank, par value $.01 per share.


              "Board" means the Board of Governors of the Federal Reserve System or any successor governmental entity which may be granted powers currently exercised by the Board of Governors.


              "Closing" shall mean the purchase and sale of the Shares and the simultaneous consummation of the Merger.


              "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, all as the same may be in effect at the time.


              "Comptroller" means the United States Comptroller of the Currency or any successor governmental agency which may be granted powers currently exercised by the Comptroller of the Currency.

              "Corporations" means collectively the Bank and all of the following of its Subsidiaries: Credit Card Center, Inc., Equity Financial Service Corp., and United BankCard, Inc.; and "Corporation" means any one of them.


              "Disclosure Statement" means the Disclosure Statement prepared by Sellers and delivered by Sellers to Fourth prior to the execution and delivery of this Agreement by Fourth.


              "Effective Time" means the date and time on which the Purchase is effected as more fully defined in this Agreement.


              "Environmental Liabilities" means all losses, costs, expenses, claims, demands, liabilities, or obligations of whatever kind or otherwise, based upon an Environmental Law relating to:

                      (i) any environmental matter or condition, including, but
              not limited to, on-site or off-site contamination, and regulation of chemical substances or products;

                      (ii) fines, penalties, judgments, awards, settlements,
              legal or administrative proceedings, damages, losses, claims, demands, and response, remedial or inspection costs and expenses arising under Environmental Laws;

                      (iii) financial responsibility under any Environmental
              Law for cleanup costs or corrective actions, including for any removal, remedial or other response actions, and for any natural resource damage; and

                      (iv) any other compliance, corrective, or remedial action required under any Environmental Law.


              "Environmental Law" means any provision of Law relating to any environmental matters or conditions, Hazardous Materials, pollution, or protection of the environment, including, but not limited to, on-site and off-site contamination, and regulation of chemical substances or products, emissions, discharges, release, or threatened release of contaminants, chemicals, or industrial, toxic, radioactive, or Hazardous Materials or wastes into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials, pollutants, contaminants, chemicals, or industrial, toxic, radioactive, or hazardous substances or wastes.

              "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, all as the same may be in effect at the time.


              "Facilities" means any real property, leaseholds, or other interests owned by the Bank or any of the Corporations and/or any buildings, plants, structures, or equipment of any of the Corporations, but shall not include any real property, leaseholds, or other interests owned by any of the Retained Corporations nor any of the Retained Assets other than the Equity Tower.


              "Federal Deposit Insurance Act" means the Federal Deposit Insurance Act, as amended, and the rules and regulations promulgated thereunder, all as the same may be in effect at the time.


              "FDIC" means the Federal Deposit Insurance Corporation or any successor agency.


              "Financial Statements" refers to all of the financial statements described in clause h of Section 4.1 and clause h of Section 5.1 of this Agreement.


              "GAAP" means generally accepted accounting principles, applied on a consistent basis.


              "Hazardous Materials" means and includes: (i) any hazardous substance or toxic material (excluding any lawful product in customary quantities for use in the Bank's or other occupant's ordinary course of business which contains such substance or material), pollutant, contaminant, toxic material, or hazardous waste as defined in any state, federal, or local Environmental Law; (ii) waste oil and petroleum products; and (iii) any asbestos, asbestos containing material, urea formaldehyde or material which contains urea formaldehyde.

              "Indemnifying Losses" has the meaning set forth in Section 7.2 of this Agreement.


              "Indemnitee" and "Indemnitees" shall have the meanings set forth in Section 7.2 of this Agreement.


              "Law" or "Laws" means all applicable statutes, laws, ordinances, regulations, orders, writs, injunctions, or decrees of the United States of America, any state or commonwealth, or any subdivision thereof, or of any court or governmental department, agency, commission, board, bureau, or other instrumentality.


              "Litigation" means any proceeding, claim, lawsuit, and/or investigation being conducted or, to the best of the knowledge of the person or corporation making the representation, threatened before any court or other tribunal, including, but not limited to, proceedings, claims, lawsuits, and/or investigations, under or pursuant to any occupational safety and health, banking, antitrust, securities, tax, or other Laws, or under or pursuant to any contract, agreement, or other instrument.


              "LSB" means LSB Industries, Inc., a Delaware corporation.


              "Merger" means the merger of the Bank into BANK IV at the Closing immediately following the Purchase.


              "OREO Properties" means any interest in any real or personal property owned by the Bank or any other Corporation acquired through foreclosure or otherwise in connection with collecting a loan or lease.


              "OTS" means the Office of Thrift Supervision of the United States Treasury and any successor agency which may be granted powers currently exercised by the Office of Thrift Supervision.


              "Permitted Contract" means a contract or agreement, written or oral, between the Bank or another of the Corporations, on the one hand, and a person other than a customer of the Bank or another financial institution, on the other hand, which (i) was entered into in the ordinary course of business,
(ii) may be terminated by the Bank after the Effective Time on no more than 60 days' prior notice, (iii) provides for a payment of no more than $5,000 in any calendar month by the Bank or a Corporation, and (iv) provides for no payment upon termination in excess of $5,000.

              "Permitted Encumbrances" means with respect to any asset:

                      (a) liens for taxes not past due;

                      (b) mechanics' and materialmen's liens for services
              or materials for which payment is not past due; and

                      (c) minor defects, encumbrances, and irregularities
              in title which do not, in the aggregate, materially diminish the value of an asset or materially impair the use of an asset for the purposes for which it is or is intended to be used.


              "Purchase" means the purchase at the Closing of all of the Shares from Sellers by Fourth pursuant to this Agreement.


              "Purchase Price" has the meaning set forth in Section 2.2 of this Agreement as adjusted in accordance with this Agreement.


              "Required Approvals" means the approval, consent, or non-objection, as the case may be, of the Board, the OTS, the Comptroller, and all other governmental or self-governing agencies, boards, departments, and bodies whose approval, consent, or non-action is required in order to consummate the Purchase and the Merger and the retention by BANK IV of all of the Corporations engaged in banking or thrift-related activities and their operations in substantially their present form except as specifically otherwise provided in this Agreement, which approvals, consents, and non-objections shall have become final and nonappealable without any appeal or other form of review having been initiated and as to which all required waiting periods shall have expired.


              "Retained Assets" means collectively (i) the loan and all related rights and agreements on the books of the Bank secured by the Equity Tower building (the "Equity Tower"), (ii) all OREO Properties, (iii) receivables sold to the Bank pursuant to various purchase agreements dated March 8, 1988, and (iv) such other assets that Sellers elect to acquire from the Bank pursuant to the provisions of Section 2.7 hereof; and "Retained Asset" means any one of the Retained Assets.

              "Retained Corporations" means all of the following wholly owned Subsidiaries of the Bank all of the capital stock of each of which is to be purchased by LSB or Prime prior to the Effective Time: Northwest Financial Corporation, Northwest Energy Enterprises, Inc., and Northwest Capital Corporation; and "Retained Corporation" means any one of them.


              "Securities Portfolio" means (i) all equity securities other than investments in Subsidiaries, (ii) all mortgage-backed securities (as defined by Section 5(c)(1)(R) of the Home Owners' Loan Act), (iii) all government securities (as defined by Section 5(c)(1)(F) of the Home Owners' Loan Act), and (iv) all obligations of or fully insured as to principal and interest by the United States, owned by the Bank as of the Effective Time, whether held for sale or otherwise.


              "Sellers" means LSB and Prime collectively.


              "Shares" means collectively all of the 100,000 shares of Bank Stock being purchased and sold pursuant to this Agreement.


              "Subsidiary" means any corporation fifty percent or more of the common stock or other form of equity of which shall be owned, directly or indirectly, by another corporation.


              "Tangible Book Value of the Bank" means the aggregate consolidated stockholders' equity of the Bank, calculated in accordance with GAAP, less the amounts in the following accounts: purchased mortgage servicing rights
(account number 1797), goodwill (account number 1799), and United BankCard goodwill (account number 1305), net of accumulated amortization (account number 1310).


              "Time Deposits" means all deposit liabilities shown on the Bank's records as time deposits.

              1.2. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with that applied in the preparation of the financial statements submitted pursuant to this Agreement, and all financial statements submitted pursuant to this Agreement shall be prepared in all material respects in accordance with such principles.


              1.3. Use of Defined Terms. All terms defined in this Agreement shall have the defined meanings when used in any other agreement, document, or certificate made or delivered pursuant to this Agreement, unless the context otherwise requires.


                                ARTICLE II

                    SALE AND TRANSFER OF STOCK; CLOSING


              2.1. Sale of the Shares. Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall sell, transfer, and deliver to Fourth, and Fourth shall purchase, all of the Shares for the Purchase Price.


              2.2. Purchase Price. (a) The Purchase Price for all of the Shares shall be the sum of:

                      (i) the Tangible Book Value of the Bank at the Effective Time;

                      (ii) $9,300,000 with respect to the Bank's credit card receivables;

                      (iii) one percent of the aggregate unpaid principal balance at the Effective Time of loans secured by fixed-rate mortgages having fully amortizing original terms of 15 years or less, excluding loans originated after October 31, 1993;

                      (iv) six percent of the aggregate unpaid principal balance at the Effective Time of loans secured by fixed-rate mortgages having fully amortizing original terms of more than 15 years but not more than 30 years, excluding loans originated after October 31, 1993;

                      (v) two percent of the aggregate unpaid principal balance at the Effective Time of loans secured by variable rate mortgages, excluding loans originated after October 31, 1993;

                      (vi) the amount of unamortized discount on the mortgages included in (iii), (iv), and (v) above;

                      (vii) 0.65% of the aggregate unpaid principal balance at the Effective Time of loans serviced by Bank prior to March 1, 1993 on which the Bank performs mortgage servicing (other than loans serviced for the account of Bank), one percent of such balance on such loans originated on or after March 1, 1993 secured by fixed or adjustable rate mortgages of fully amortizing original terms of at least ten but not more than 15 years, and 1.25% of such balance on such loans originated on or after March 1, 1993, secured by fixed or adjustable rate mortgages having original fully amortizing terms of more than 15 but not more than 30 years;

                      (viii) the remainder obtained by subtracting the Required Reserve (as hereinafter defined) from the Bank's actual loan loss reserve account (including its unallocated loan loss reserve) at the Effective Time. "Required Reserve" means $2,700,000 as adjusted by the amount by which the Bank's loan loss reserve account (including its unallocated loan loss reserve) would have to be adjusted at the Effective Time under normal prudent banking practice to reflect aggregate changes of at least $500,000 occurring subsequent to October 31, 1993 in the quality of commercial and energy loans held by the Bank on October 31, 1993 or originated since October 31, 1993 and not reviewed in advance by Fourth; provided, that no such change in the quality of a loan shall be included in this calculation to the extent such change has been reflected in the calculation of the Tangible Book Value of the Bank at the Effective Time, or if such change is less than $25,000;

                      (ix) to the extent not otherwise reflected in the calculations of the Tangible Book Value of the Bank, the amount, either positive (if the aggregate fair market value exceeds book value) or negative (if the aggregate fair market value is less than book value), by which the aggregate fair market value of the Bank's Securities Portfolio at the Effective Time differs from the aggregate book value of the Securities Portfolio on such date;

                      (x) $11,000,000, with respect to the Bank's deposit balances;

                      (xi) $10,500,000, with respect to the Bank's net operating loss carryforward at the Effective Time;

                      (xii) the difference, positive (in the case of a rise in the yield curve) or negative (in the case of a decline in the yield curve), between the aggregate book value of all of the Bank's Time Deposits at the Effective Time and the aggregate value of such deposits after repricing them to the Treasury yield curve at the Effective Time; and

                      (xiii) $1,400,000, representing the aggregate premiums attributable to the Sayre, Clinton, Thomas, and Beaver branches of the Bank.


              2.3. Additional Adjustments to Purchase Price. (a) The percentages specified in subparagraphs (iii) and (iv) of Section 2.2 were calculated using the following yields and spreads as of August 31, 1993:

                                              15 year        30 year
                                              -------        -------
              Bank's average portfolio yield    7.44%          8.79%
              FNMA required 30-day yield        6.19%          6.66%
                                              -------        -------
              Spread                            1.25%          2.13%

If, at the Effective Time, either of such spreads has fluctuated by more than 0.25%, the applicable percentages in subparagraphs (iii) and (iv) of Section 2.2(a) will be adjusted up (if the spread has widened) or down (if the spread has narrowed) by 1/4 of one percent for each full 1/8 of one percent change in the spread, in the case of loans with an original term of 15 years or less, and by 3/8 of one percent for each full 1/8 of one percent change in the spread, in the case of loans with an original term of more than 15 but not more than 30 years.


              (b) The amount of the Purchase Price will be increased by the aggregate amount, if any, the Tangible Book Value of the Bank at the Effective Time has been reduced by any restructuring charge or charges that the Bank shall have recorded on its books as the result of the anticipated effects of the Purchase, none of which the Bank shall be obligated to take, and all of which shall have been approved in advance in writing by Fourth to the extent permitted by Law.

              2.4. Post-Closing Adjustments. (a) Unless otherwise specifically provided herein, each component of the Purchase Price shall be calculated as of the Effective Time; provided, however, that if any element of the Purchase Price cannot be calculated accurately as of the Effective Time, such items shall be calculated as of the end of the month preceding the Effective Time. Any element of the Purchase Price so calculated shall be adjusted to reflect the accurate amount as of the Effective Time and Sellers and Fourth agree to enter into mutually agreeable arrangements for the final adjustment and the payment or repayment of the net amount thereof with interest from the Effective Time at four percent per year within five business days after Sellers deliver to Fourth a written statement setting forth in reasonable detail all proposed price adjustments and the basis of calculating each.


              (b) Upon completion of the 1994 consolidated corporate income tax return of LSB, LSB shall notify Fourth of the amount of the final net operating loss carryforward of the Bank at the Effective Time. To the extent any payment shall be owing to Fourth pursuant to the formula set forth in clause (ii) and the second sentence of Section 7.5(a) and regardless of whether Sellers exercise the option referred to in Section 7.5(c), LSB shall make such payment to Fourth no later than the due date of LSB's 1994 consolidated federal income tax return (including extensions).



              2.5. Closing. The Closing shall take place at the offices of Foulston & Siefkin, 700 Fourth Financial Center, Wichita, Kansas, at 10:00 a.m., or at such other time or place as the parties may agree, on a date selected by Fourth upon giving reasonable notice to Sellers, which, unless otherwise agreed, shall be on the 15th day (or the closest Friday if the 15th is not a Friday) of the month in which the final Regulatory Approval is obtained and in which all required waiting periods expire if such earliest legal closing date is during the first 15 days of the month and on the last business day of the month if the earliest legal closing date occurs after the 15th day of a month. The parties agree to exert their best efforts to cause the Closing to occur on or before June 30, 1994.

              2.6.    Closing Deliveries.  At the Closing:


                      a.        Sellers shall deliver to Fourth:

                                (i)     certificates representing all of the
                      Shares, endorsed for transfer to Fourth, free and clear of all encumbrances, liens, security interests, claims, and equities whatsoever;

                                (ii)    such other documents including
                      officers' certificates as may be required by this Agreement or reasonably requested by Fourth; and

                                (iii)   the opinion of Housley Goldberg &
                      Kantarian, P.C., counsel to Sellers and the Bank, substantially in the form of Exhibit "A" hereto.


                      b.        Fourth shall deliver to Sellers:

                                (i)     immediately available funds in the
                      total amount of the Purchase Price;

                                (ii)    such documents including officers'
                      certificates as may be required by this Agreement or reasonably requested by Sellers; and

                                (iii)   the opinion of Foulston & Siefkin,
                      counsel to Fourth, substantially in the form of Exhibit "B" hereto.


                      c. BANK IV and Northwest Tower Limited Partnership shall execute and deliver a real estate lease substantially in the form of Exhibit "C" hereto pursuant to which Bank will lease from Northeast Tower Limited Partnership certain first-floor and other space in the Equity Tower in Oklahoma City for a ten-year term, with renewal options and options to rent additional space in such building.

                      Contemporaneously with the Purchase, the Bank shall be
              merged into BANK IV pursuant to the Bank Merger Agreement.


              2.7.    Option to Acquire Certain Loans.   Sellers shall have the
option, but not the obligation, to acquire any loan owned by the Bank that has been charged off or written down for a purchase price equal to the net book value of each loan that has been written down and for a purchase price of $1.00 in the case of each loan that has been charged off.


              2.8. Retained Assets, Retained Corporations, and Certain Loans. Subject to all of the closing conditions set forth in Sections 5.1 and
5.2 having occurred and continuing in effect, Sellers shall purchase the Retained Assets from the Bank at the Effective Time for the aggregate book value thereof as of the Effective Time (or $1.00 in the case of each loan that has been charged off), and Sellers shall purchase all of the capital stock of all of the Retained Corporations from the Bank not later than the business day immediately preceding the Effective Time for the aggregate book value thereof as of such date. Each such purchase shall be effected by the payment to the Bank of immediately available funds. All sales by the Bank of OREO Properties shall be pursuant to a real estate contract substantially in the form of Exhibit "D" hereto.



                                ARTICLE III

                         AGREEMENTS OF THE PARTIES


              3.1.    Agreements of Fourth.

                 a.    Prior to the Effective Time, Fourth,
          separately and with Sellers, shall use its best efforts in good faith to take or cause to be taken as promptly as practicable all such steps as shall be necessary to obtain all of the Required Approvals.


                 b. Fourth shall promptly prepare and file all applications necessary to obtain the Required Approvals and shall afford Sellers at least four days' opportunity to review and comment upon the drafts of such applications prior to the filing thereof.

                 c. Fourth shall observe the confidentiality obligations set forth in Section 3.2.c, below.


                 d. Fourth shall consult with Sellers prior to issuing any press release or other planned public statement regarding the subject matter of this Agreement or the termination thereof as to the contents of such press release or statement.


                 e. Fourth agrees to take such action as may be necessary to cause BANK IV to be well capitalized upon the consummation of the transactions contemplated by this Agreement at and immediately following the Effective Time.


                 f. Fourth agrees to provide such information as LSB may reasonably request in connection with the preparation of material for the conduct of a meeting of LSB's stockholders to approve this Agreement, and such information furnished by Fourth will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.


                 g.    Following the Closing, in the event
          Sellers or any of their Subsidiaries, officers, directors, or affiliates shall be called upon to provide an indemnity pursuant to the provisions of this Agreement, or should otherwise be called upon to take or defend against legal action with respect to matters occurring prior to the Effective Time, Fourth shall permit Sellers to examine (subject to reasonable limitations) the former records of the Bank or the Corporations.


                 h. BANK IV shall reimburse LSB for all out-of-pocket COBRA liabilities incurred by LSB with respect to employees of the Bank at the Effective Time who are terminated after the Effective Time by BANK IV to the extent not paid or reimbursed by re-insurance or stop loss coverage; provided, however that such reimbursement shall be net of all COBRA premiums paid by such employees after the Effective Time and net of the aggregate amount of all Bank employee forfeitures under the Bank's cafeteria plan.

          3.2.   Agreements of Sellers.


                 a. Prior to the Closing, except with respect to those commitments binding as of the date of this Agreement described in an exhibit to the Disclosure Statement, or as otherwise provided in this Agreement, Sellers shall not, without the prior written consent of Fourth which shall not unreasonably be withheld, permit any of the Corporations to:

                      (1)  Amend its articles or certificate of
                 incorporation, bylaws, or other charter
                 documents, make any change in its authorized, issued, or outstanding capital stock, grant any stock options or right to acquire shares of any class of its capital stock or any security convertible into any class of capital stock, purchase, redeem, retire, or otherwise acquire (otherwise than in a fiduciary capacity) any shares of any class of its capital stock or any security convertible into any class of its capital stock, or agree to do any of the foregoing;

                      (2)  Declare, set aside, or pay any
                 dividend or other distribution in respect of any class of its capital stock;

                      (3)  Adopt, enter into, or amend materially
                 any employment contract or any bonus, stock option, profit sharing, pension, retirement, incentive, or similar employee benefit program or arrangement or grant any salary or wage increase, except (a) normal individual increases in compensation to employees in accordance with established employee procedures of the Corporations; (b) the Fourth Financial Corporation Acquisition Severance Schedule previously furnished to Seller; and (c) severance agreements to be performed by Sellers without any obligation of the Bank or Fourth;

                      (4)  Incur any indebtedness for borrowed
                 money (except for federal funds, repurchase agreements entered into in the ordinary and usual course of business, deposits received by the Bank, endorsement, for collection or deposit, of negotiable instruments received in the ordinary and usual course of business, and issuance of letters of credit by the Bank in the ordinary and usual course of business), assume, guarantee, endorse, or otherwise as an accommodation become liable or responsible for obligations of any other individual, firm, or corporation;

                      (5)  Pay or incur any obligation or
                 liability, absolute or contingent, other than liabilities incurred in the ordinary and usual course of business of the Corporations;

                      (6)  Except for transactions in the
                 ordinary and usual course of business of the Bank, mortgage, pledge, or subject to lien or other encumbrance any of its properties or assets;

                      (7)  Except for transactions in the
                 ordinary and usual course of business of the Bank (including, without limitation, sales of assets acquired by the Bank in the course of collecting loans) or as permitted by this Agreement, sell or transfer any of its properties or assets or cancel, release, or assign any indebtedness owed to it or any claims held by it;

                      (8)  Make any investment of a capital
                 nature in excess of $25,000 for any one item or group of similar items either by the purchase of stock or securities (not including bonds or collateralized mortgage obligations purchased in the ordinary and usual course of business by the
                 Bank), contributions to capital, property transfers, or otherwise, or by the purchase of any property or assets of any other individual, firm, or corporation other than certain planned improvements being made to the Bank's Classen and Portland branches;

                      (9)  Enter into any other agreement not in
                 the ordinary and usual course of business;

                      (10) Merge or consolidate with any other
                 corporation, acquire any stock (except in a fiduciary capacity), solicit any offers for any Bank Stock, or a substantial portion of the assets of any of the Corporations or, except in the ordinary course of business, acquire any assets of any other person, corporation, or other business organization, or enter into any discussions with any person concerning, or agree to do, any of the foregoing;

                      (11) Own at the Effective Time any bonds,
                 notes, loans, or other investment securities of any kind which are not expressly enumerated in the definition of "Securities Portfolio" in
                 Section 1.1 of this Agreement other than Bank's investments in the other Corporations; or

                      (12) Except as permitted or contemplated by
                 this Agreement, enter into any transaction or take any action which would, if effected prior to the Effective Time, constitute a material breach of any of the representations, warranties, or covenants contained in this Agreement.


                 b.   Except as otherwise provided in this
          Agreement, prior to the Effective Time, each Seller shall use its reasonable best efforts to cause each of the Corporations to conduct its respective business in the ordinary and usual course as heretofore conducted and to use its reasonable best efforts (1) to preserve its business and business organization intact, (2) to keep available to BANK IV the services of the present officers and employees of the Bank, (3) to preserve the good will of customers and others having business relations with the Bank, (4) to maintain its properties in customary repair, working order and condition (reasonable wear and tear excepted), (5) to comply in all material respects with all Laws applicable to it and the conduct of its businesses, (6) to keep in force at not less than their present limits all existing policies of insurance, (7) to make no material changes in the customary terms and conditions upon which it does business, (8) to continue its current practice of selling loans secured by fixed rate mortgages on a servicing-retained basis, (9) to duly and timely file all reports, tax returns, and other material documents required to be filed with federal, state, local and other authorities, and (10) unless it is contesting the same in good faith and has established reasonable reserves therefor, to pay when required to be paid all material taxes indicated by tax returns so filed or otherwise lawfully levied or assessed upon it or any of its properties and to withhold or collect and pay to the proper governmental authorities or hold in separate bank accounts for such payment all taxes and other assessments which it believes in good faith to be required by law to be so withheld or collected.

                 c. Prior to the Effective Time, Sellers shall cause the Corporations, to the extent permitted by Law, to give Fourth and its counsel and accountants full access, during normal business hours and upon reasonable notice, to their respective properties, books, and records, and to furnish Fourth during such period with all such information concerning their affairs as Fourth may reasonably request. Except for matters expressly disclosed in the Disclosure Statement, the availability or actual delivery of information about the Corporations to Fourth shall not affect the covenants, representations, and warranties of Sellers contained in this Agreement. Except for information disclosed in the course of obtaining Required Approvals, Fourth shall treat as confidential all confidential information disclosed to it by Sellers or the Corporations in the same manner as Fourth treats similar confidential information of its own and, if this Agreement is terminated, Fourth shall continue to treat all such confidential information obtained through such disclosure and not otherwise known to Fourth or already in the public domain, as confidential and shall return such documents theretofore delivered by Sellers to Fourth as Sellers shall request.


                 d.   Sellers shall cause the Corporations,
          separately and jointly with each other and with Fourth, to each use reasonable efforts in good faith to take or cause to be taken as promptly as practicable all such steps as shall be necessary to obtain all Required Approvals as promptly as practicable.


                 e.   Sellers agree not to sell, pledge,
          encumber, or otherwise hypothecate or transfer any shares of Bank Stock prior to the Effective Time.

                 f.   At the Closing, BANK IV, as lessee, and
          Northwest Tower Limited Partnership, as lessor, shall execute and deliver a real estate lease substantially in the form of Exhibit "C," to this Agreement. No party hereto shall be liable to any other party if such lessor fails to execute such lease.

                 g. Sellers agree to cause the Corporations to cooperate with Fourth in Fourth's efforts to obtain current title evidence or insurance, environmental assessment reports, and surveys on such of the Corporations' real properties as Fourth may desire.

                 h. Sellers will take, and will cause the Bank to take, all such corporate action as may be required to authorize, execute, and perform the Bank Merger
          Agreement.


                 i.   LSB agrees:

                      (1)  To file all required federal, state,
                 and local income tax returns in a timely manner for 1993 and 1994 or obtain appropriate extensions for such filings and to pay, when due, all income taxes due for such periods;

                      (2)  To give Fourth written notice promptly
                 of any issues raised by any taxing authorities which might reasonably result in an increase in the income tax liabilities of the Bank for any period in which it is or was a member of the "Group" defined in Section 4.1.k of this Agreement or which might reasonably affect the amount of the Bank's net operating loss;

                      (3)  To consult with Fourth and BANK IV
                 about the resolution of any such issues and not to settle any such issues without giving Fourth an opportunity to assume responsibility for the resolution of such issues, at Fourth's expense, if the effect of such settlement would be to increase the liability of Fourth or any of its affiliates for any tax for any period beginning after the Effective Time or affect the amount of the Bank's net operating loss unless Sellers agree to pay and do pay to Fourth the full amount of such increase in liability grossed up for any federal or state tax attributable to such payment; and

                      (4)  That all existing income tax sharing
                 or allocation agreements or arrangements of any kind between the Corporations and LSB or any other member of such Group, whether or not in writing, shall automatically be terminated at the Effective Time and no further payments shall be made by Bank thereunder except to the extent the amount thereof has been taken into account in calculating the Tangible Book Value of the Bank.


                                ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES


          4.1.   Representations and Warranties of Sellers.
Except as expressly disclosed in the Disclosure Statement, Sellers jointly and severally represent and warrant to Fourth as follows:


                 a. Organization, Good Standing, and Authority. Each Seller is a savings and loan holding company duly registered pursuant to the federal Home Owners' Loan Act. Each of the Corporations is a corporation or savings bank duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, and each has all requisite corporate power and authority to conduct its business as it is now conducted, to own its properties and assets, and to lease properties used in its business. None of the Corporations is in violation of its charter documents or bylaws, or of any applicable Law in any material respect, or in default in any material respect under any material agreement, indenture, lease, or other document to which it is a party or by which it is bound. The deposits of the Bank are insured by the FDIC to the extent provided by the Federal Deposit Insurance Act and the Bank has paid all assessments and filed all reports required to be filed under the Federal Deposit Insurance Act of which failure to do so would have a material adverse effect upon the Bank.

                 b.   Binding Obligations; Due Authorization.
          This Agreement constitutes the valid and binding obligation of each Seller, enforceable against it in accordance with the terms hereof, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws and equitable principles affecting creditors' rights generally.


                 c. Absence of Default. The execution and the delivery of this Agreement, the sale of the Shares, and the consummation of the other transactions contemplated hereby, and the fulfillment of the terms hereof will not (1) conflict with, or result in a breach of the terms, conditions, or provisions of, or constitute a default under the organizational documents or bylaws of any of the Corporations or under any agreement or instrument under which any of the Corporations or either Seller is obligated, or (2) violate any Law to which any of the Corporations or any Seller is subject.


                 d. Subsidiaries. LSB is the owner of all of the issued and outstanding capital stock of all classes of Prime. The only Subsidiaries of the Bank are the following:


                 Name                       State of Incorporation
                 ----                       -----------------------
          Northwest Financial Corporation           Oklahoma
          Northwest Energy Enterprises, Inc.        Oklahoma
          Credit Card Center, Inc.                  Oklahoma
          Equity Financial Service Corp.            Oklahoma
          United BankCard, Inc.                     Oklahoma
          Northwest Capital Corporation             Oklahoma


                 e. Capitalization. The Bank is authorized to issue 1,000,000 shares of capital stock, par value $.01 per share, of which 100,000 shares are issued and outstanding. Prime is the owner, free and clear of all encumbrances, liens, security interests, and claims whatsoever, of all 100,000 shares of Bank Stock. The capitalization of each of the Bank's Subsidiaries excluding the Retained Corporations, is as follows:

                                                Number of Shares
                                                ----------------
          Name                            Par Value   Issued   Outstanding
          ----                            ---------   ------   -----------

          Credit Card Center, Inc.          $   10.00  6,700     5,200
          Equity Financial Service
           Corp.                                 1.00  1,000     1,000
          United BankCard, Inc.              1,000.00    250       250


                 f. Charter Documents. True and correct copies of the charter documents and bylaws of each of the Corporations, with all amendments thereto, are included in the Disclosure Statement as Exhibits "E-1" to "E-8."


                 g. Options, Warrants, and Other Rights. None of the Corporations has outstanding any options, warrants, or rights of any kind requiring it to sell or issue to anyone any capital stock of any class and none of the Corporations has agreed to issue or sell any additional shares of its capital stock.


                 h.   Financial Statements.  Included in the
          Disclosure Statement as Exhibits "H-1" through "H-6" are copies of the following financial statements, all of which are true and complete in all material respects and have been prepared in all material respects in accordance with GAAP and all applicable regulatory accounting principles consistently followed throughout the periods indicated, subject in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (which if presented would not differ materially from those included in the most recent year-end financial statements):


                      (1)  Audited Consolidated Financial
                 Statements of the Bank as of December 31, 1992, and 1991, and for the fiscal years then ended with auditors' report thereon and notes thereto, which have been examined by Ernst & Young, independent certified public accountants;

                      (2)  Thrift Financial Reports filed by the
                 Bank with the OTS for the quarters ended
                 December 31, 1992, March 31, 1993, June 30,
                 1993, and September 30, 1993; and

                      (3)  Unaudited financial statements of the
                 Bank as of October 31, 1993 and for the period then ended.

          As soon as practicable between the date hereof and the Effective Time, Sellers will deliver to Fourth copies of monthly operating statements of the Bank and of all reports filed by any of the Corporations with any regulatory agencies. The books of account of each of the Corporations and each of the Financial Statements fairly and correctly reflect and, when delivered, will reflect in all material respects in accordance with GAAP and all applicable rules and regulations of regulatory agencies applied on a consistent basis, the respective financial conditions and results of operations of each of the Corporations (except for the absence in the monthly operating statements of the Bank of certain information and footnotes normally included in finan#ial statements prepared in accordance with
          GAAP). There have been, and prior to the Effective Time there will be, no material adverse changes in the financial condition of the Corporations from December 31, 1992, other than changes made in the usual and ordinary conduct of the businesses of the Corporations, none of which has been or will be materially adverse and all of which have been or will be recorded in the books of account of the Corporations; and except as specifically permitted by this Agreement, there have been, and prior to the Effective Time there will be, no substantial adverse changes in the respective businesses, assets, properties, or liabilities, absolute or contingent, of any of the Corporations, or in their respective condition, financial or otherwise, from the date of the most recent of the Financial Statements that has been delivered to Fourth on the date hereof other than changes occurring in the usual and ordinary conduct of the business of the Corporations, none of which has been or will be materially adverse and all of which have been or will be recorded in the respective books of account of the Corporations. None of the Corporations has any contingent liabilities, other than letters of credit and similar obligations of the Bank incurred in the ordinary course of business, that are not described in or reserved against in the Financial Statements listed above.

                 i.   Real Properties.  Exhibit "I" to the
          Disclosure Statement is a complete list of all real estate owned or leased by any of the Corporations.
          Each Corporation has good and marketable title in fee simple to all lands and buildings described in the Disclosure Statement as being owned by it, free and clear of all liens, encumbrances, and charges, except for Permitted Encumbrances. All leases of real property to which any of the Corporations is a party as lessee, complete copies of each of which with all amendments thereto are included in Exhibit "I" to the Disclosure Statement, are each valid and enforceable in accordance with their respective terms except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar Laws and equitable principles affecting creditors' rights generally, and there has been no material default by any party thereto. No zoning ordinance prohibits, interferes with, or materially impairs the usefulness of any of the Facilities owned or used by any Corporation for the purposes for which it is now being used; and all the Facilities owned or leased by any of the Corporations are in good operating condition and repair, normal wear and tear excepted.


                 j.   Personal Property.  Except for leased
          properties, each of the Corporations has good and marketable title to all of the machinery, equipment, materials, supplies, and other property of every kind, tangible or intangible, contained in its offices and other facilities or shown as assets in its records and books of account, free and clear of all liens, encumbrances, and charges. All leases of personal property to which any of the Corporations is a party as lessee are valid and enforceable in accordance with their terms, and there has been no material default by any party thereto. The material items of personal property owned or leased by any of the Corporations are generally in good operating condition, normal wear and tear excepted.

                 k.   Taxes.  LSB, Prime, the Bank, the
          Corporations, and the Retained Corporations are members of the same "affiliated group" (the "Group"), as defined in Section 1504(a)(1) of the Code. Each member of the Group has filed or caused to be filed, or a filing was made on its behalf, all tax returns and reports required to have been filed by or for it, and all material information set forth in such returns or reports is accurate and complete. Each member of the Group has paid or made adequate provision for all taxes, additions to tax, penalties, and interest for all periods covered by those returns or reports. There are no material unpaid taxes, additions to tax, penalties, or interest due and payable by any member of the Group, except for taxes and any such related liabilities being contested in good faith and disclosed in Exhibit "K" to the Disclosure Statement. Each member of the Group has collected or withheld all amounts required to be collected or withheld by it for any taxes, and all such amounts have been paid to the appropriate governmental agencies or set aside in appropriate accounts for future payment when due. Each member of the Group is in material compliance with, and its records contain all information and documents (including, without limitation, IRS Forms W-9) necessary to comply in all material respects with applicable information reporting and tax withholding requirements under federal, state, and local laws, rules, and regulations, and such records identify with specificity all accounts subject to backup withholding. The Financial Statements fully and properly reflect, as of the dates thereof, the accrued taxes, additions to tax, penalties, and interest. No extension of time for the assessment of deficiencies for any years is in effect. No member of the Group has any knowledge of any unassessed tax deficiency proposed or threatened against any of them.


                 l. Contracts. Other than Permitted Contracts and agreements with customers of the Bank and with financial institutions entered into by the Bank in the ordinary course of its banking business, attached to the Disclosure Statement as Exhibit "L" is a list of all material contracts and other agreements and arrangements, both written and oral, to which Bank or any of the other Corporations is a party and which involve $10,000 or more, which affect or pertain to the operation of their respective businesses. To the knowledge of Sellers, all parties thereto have in all material respects performed, and are in good standing with respect to, all the material obligations required to be performed under all such contracts and other agreements and arrangements, and no obligation with respect thereto is overdue. All of the material agreements of the Corporations, including without limitation the agreements disclosed in writing pursuant to this clause (l), are valid, binding, and enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws and equitable principles affecting creditors' rights generally. Except as otherwise noted in Exhibit "L" to the Disclosure Statement, no material contract, lease, or other agreement or arrangement to which either Bank or one of the other Corporations is a party or as to which any of their assets is subject requires the consent of any third party in connection with this Agreement. Except as described in Exhibit "L" to the Disclosure Statement, neither any Corporation nor any Seller has any knowledge of any threatened cancellation of, any outstanding disputes or default under, or of any basis for any claim of breach or default of, any material lease, contract, or other agreement or arrangement to which any of the Corporations is a party. Except for Permitted Contracts and except as set forth in Exhibit "L" to the Disclosure Statement, neither the Bank nor any of the other Corporations is a party to:

                      (1)  Any contract for the purchase or sale
                 of any materials or supplies having an aggregate purchase or sale price in excess of $10,000 which contains any escalator, renegotiation, or redetermination clause or which commits it for a fixed term;

                      (2)  Any contract of employment with any
                 officer or employee not terminable at will without liability on account of such termination;

                      (3)  Any management or consultation
                 agreement not terminable at will without liability on account of such termination;

                      (4)  Any license or royalty agreement
                 having an aggregate future commitment to pay at least $10,000, or union agreement, or loan agreement in which any of the Corporations is the borrower;

                      (5)  Any contract, accepted order, or
                 commitment for the purchase or sale of
                 materials, services, or supplies having a total remaining contract price in excess of $10,000;

                      (6)  Any contract containing any
                 restrictions on any party thereto competing with the Bank, any of the other Corporations, or any other person in the business of banking or activities relating to banking;

                      (7)  Any other agreement which materially
                 affects the business, properties, or assets of either Bank or one of the other Corporations, or which was entered into other than in the ordinary and usual course of business; or

                      (8)  Any letter of credit or commitment to
                 make any loan or group of loans to related parties in an amount in excess of $500,000.

          None of LSB, Prime, or any of the Corporations has any knowledge based upon which it has formed a conclusion that a material loss is reasonably anticipated with respect to any of the agreements described in clause "l."


                 m. Labor Relations; Employees; ERISA. None of the Corporations is a party to or affected by any collective bargaining agreement, nor is any Corporation a party to any pending or, to the knowledge of Sellers, threatened labor dispute, organizational efforts, or labor negotiations. Each of the Corporations has complied in all material respects with all applicable Laws relating to the employment of labor, including, but not limited to, the provisions thereof relating to wages, hours, collective bargaining, payment of social security taxes, and equal employment opportunity, the violation of which would have a materially adverse impact on their respective businesses. None of the Corporations is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing in an amount which would have a material adverse effect on the Bank or any of the Corporations. None of the Corporations has any written or oral retirement, pension, profit sharing, stock option, bonus, or other employee benefit plan or practice other than group health and accident insurance except that Bank employees participate in Bank's and LSB's cafeteria plans, which include health, disability insurance (long and short term), life insurance, and supplemental life insurance, and LSB's 401(k) plan, and thirteen employees in the United BankCard division of the Bank participate in a "frozen" 401(k) plan. The Bank is in the process of attempting to terminate this "frozen" plan. None of the Corporations has violated any of the provisions of ERISA, and none of them has engaged in any "prohibited transactions" as such term is defined in Section 406 of ERISA in an amount which would have a material adverse effect on the Bank or the Corporations. There is no employee of any of the Corporations whose employment is governed by a written or oral employment agreement for a specific term of employment.

                 n.   Government Authorizations.  Each of the
          Corporations has all permits, charters, licenses, orders, and approvals of every federal, state, local, or foreign governmental or regulatory body required in order to permit it to carry on its business substantially as presently conducted except where the absence thereof would not have a material adverse effect on the Bank or the affected Corporation. All such licenses, permits, charters, orders, and approvals are in full force and effect, and, to the knowledge of the Corporations and Seller, no suspension or cancellation of any of them is threatened and none of the Corporations knows of any fact or circumstance that will materially interfere with or materially adversely affect the renewal of any of such licenses, permits, charters, orders, or approvals; and none of such permits, charters, licenses, orders, and approvals will be affected by the consummation of the transactions contemplated by this Agreement.


                 o. Insurance. Exhibit "O" to the Disclosure Statement is a complete list of all insurance policies presently in effect and in effect during the past three years. All the insurance policies and bonds currently maintained by any of the Corporations are in full force and effect.


                 p. Litigation. Exhibit "P" to the Disclosure Statement contains a true and complete list and brief description of all pending or, to the knowledge of any of the Corporations or any Seller, threatened, Litigation to which any of the Corporations is or would be a party or to which any of their assets is or would be subject. Except as described on Exhibit "P" to the Disclosure Statement, none of the Corporations is a party to any Litigation other than routine litigation commenced by the Bank to enforce obligations of borrowers in which no counterclaims for any material amounts of money have been asserted or, to the knowledge of the Corporations or any Seller, threatened.

                 q.   Brokers or Finders.  Except for an
          agreement with Lazard Freres & Co., whose fee will be paid by LSB, no broker, agent, finder, consultant, or other party (other than legal and accounting advisors) has been retained by either of the Sellers or any of the Corporations or is entitled to be paid based upon any agreements, arrangements, or understandings made by either of the Sellers or any of the Corporations in connection with any of the transactions contemplated by this Agreement.


                 r.   Environmental Compliance.  Except as
          disclosed in Exhibit "R", to Sellers' knowledge, each of the Corporations is in material compliance with all relevant Environmental Laws and none of the Corporations has any material Environmental Liabilities. None of the Facilities is now being used or, to either Seller's knowledge, has at any time in the past ever been used for the storage (whether permanent or temporary), by any of the Corporations, or to the knowledge of either Seller, by third parties, disposal, or handling of any Hazardous Materials, nor are any Hazardous Materials located in, on, under, or at any of the Facilities. No Corporation has received any notice of material violation of any Environmental Law, or any notice of any material potential Environmental Liabilities with respect to any of the Facilities or to any other properties and assets in which any Corporation has had an interest.


                 s. Employment of Aliens. Each Corporation is in material compliance with the Immigration and Control
          Act of 1986.


                 t. Notes and Leases. All promissory notes and leases owned by the Bank or any other Corporation at the Effective Time will represent bona fide indebtedness or obligations to the Bank and are and will be fully enforceable in accordance with their terms without valid set-offs or counterclaims, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws and equitable principles affecting creditors' rights generally; provided, however, no representation or warranty is made in this Agreement as to the collectibility of such notes and leases.

                 u. Updating of Representations and Warranties . Between the date hereof and the Effective Time, Sellers will promptly disclose to Fourth in writing any information of which either of them has actual knowledge (1) concerning any event that would render any representation or warranty of Sellers untrue if made as to the date of such event, (2) which renders any information set forth in this Agreement or the Disclosure Statement no longer correct in all material respects, or (3) which arises after the date hereof and which would have been required to be included in this Agreement or Disclosure Statement if such information had existed on the date hereof.


                 v.   True at Effective Time.  Except as
          otherwise specifically provided in this Agreement, all of the representations and warranties of Sellers set forth above will be true and correct at the Effective Time with the same force and effect as though such representations and warranties had been made at the Effective Time.


          4.2.   Representations and Warranties of Fourth.
Fourth represents and warrants to Sellers as follows:


                 a. Organization, Good Standing, and Authority. Fourth is a corporation duly organized, validly existing, and in good standing under the laws of the State of Kansas, and has all requisite corporate power and authority to conduct its business as it is now conducted, to own its properties and assets, and to lease properties used in its business. Fourth is not in violation of its charter documents or bylaws, or of any applicable Law in any material respect, or in default in any material respect under any material agreement, indenture, lease, or other document to which it is a party or by which it is bound.


                 b.   Binding Obligations; Due Authorization.
          This Agreement constitutes the valid and binding obligations of Fourth, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws and equitable principles affecting creditors' rights generally. The execution, delivery, and performance of this Agreement and the transactions contemplated hereby have been duly authorized by the board of directors of Fourth.

                 c. Absence of Default. None of the execution or the delivery of this Agreement, the consummation of the transactions contemplated hereby, or the fulfillment of the terms hereof, will (1) conflict with, or result in a breach of the terms, conditions, or provisions of, or constitute a default under the charter documents or bylaws of Fourth or under any agreement or instrument under which Fourth is obligated, or (2) violate any Law to which it is subject.


                 d.   Brokers or Finders.  No broker, agent,
          finder, consultant, or other party (other than legal and accounting advisors) has been retained by Fourth or is entitled to be paid based upon any agreements, arrangements, or understandings made by Fourth in connection with any of the transactions contemplated by this Agreement.


                 e.   Required Approvals.  Fourth knows of no
          reason that would preclude obtaining the Required Approvals in a timely manner, but various persons have the right to object to the granting of Required Approvals and the various governmental agencies involved can be expected to conduct various types of economic and other analysis, any one of which may cause a delay or denial of a requested approval.


                 f. Capitalization of the Bank. Fourth will contribute such additional capital to BANK IV as may be necessary in order for BANK IV to be well capitalized following consummation of the Purchase, the Merger, and the other transactions contemplated or permitted by this Agreement. Fourth has sufficient capital resources to be able to make such additional capital contribution and to perform its obligations under this Agreement.

                                  ARTICLE V

                            CLOSING CONDITIONS


          5.1. Conditions to Obligations of Fourth. The obligations of Fourth to purchase the Shares shall be subject to the following conditions which may, to the extent permitted by Law, be waived by Fourth at its option:


                 a. Absence of Litigation. No order, judgment, or decree shall be outstanding restraining or enjoining consummation of the purchase of the Shares, the Merger, or any of the other transactions permitted or contemplated by this Agreement; and no Litigation shall be pending or threatened in which it is sought to restrain or prohibit the purchase of the Shares, the Merger, or any of the other transactions permitted or contemplated by this Agreement or to obtain other substantial monetary or other relief against one or more of the parties hereto in connection with this Agreement.


                 b.   Regulatory Approvals.  All Required
          Approvals shall have been procured (and shall continue to be in effect) and all other requirements prescribed by Law shall have been satisfied.


                 c. Minimum Tangible Book Value of Bank. The Tangible Book Value of the Bank as of the Effective Time, without taking into account any restructuring charges described in Section 2.3(b) of this Agreement, shall be not less than $41,000,000. Such amount shall be substantiated by the total consolidated stockholder's equity of the Bank as reflected in the books of record and balance sheets of the Bank.


                 d.   Opinion of Counsel.  Fourth shall have
          received the opinion of Housley Goldberg & Kantarian, P.C., counsel to the Corporations and Sellers, substantially in the form of Exhibit "A" hereto.

                 e. Representations and Warranties; Covenants. The representations and warranties of the Sellers contained in this Agreement shall have been true and correct in all material respects on the date made and shall be true and correct in all material respects at the Effective Time as though made at such time, excepting any changes occurring in the ordinary course of business, none of which shall have been materially adverse, and excepting any changes contemplated or permitted by this Agreement. Sellers shall have performed all of their obligations under this Agreement.


                 f. Certificates. Sellers shall have delivered to Fourth a certificate, in form and substance satisfactory to Fourth, dated the Effective Time and signed by the chief executive officer and chief financial officer of each of the Corporations, certifying in such detail as Fourth may reasonably request the fulfillment of the foregoing conditions.


                 g. Resignations. Sellers shall have delivered to Fourth the written resignations, effective at the Effective Time, of those officers and directors of the Bank and the other Corporations as Fourth shall have requested at least two business days prior to the Effective Time.


                 h.   1993 Audit Report.  Seller shall have
          delivered to Fourth a copy of the Bank's audited consolidated Financial Statements as of December 31,
          1993 and for the year then ended, with auditor's report thereon and notes thereto.


                 i.   Lease of Equity Tower.  Northwest Tower
          Limited Partnership shall have entered into a lease as lessor of the Equity Tower, substantially in the form of Exhibit "C" hereto.


                 j. Satisfactory Environmental Reports. Fourth shall have received environmental assessment reports covering all of the Facilities, in form and substance reasonably satisfactory to Fourth, which do not cause Fourth reasonably to conclude that there are any material Environmental Liabilities associated with any of the Facilities.

          5.2. Conditions to Obligations of Sellers. The obligation of Sellers to sell the Shares and to consummate the transactions contemplated hereby shall be subject to the following conditions which may, to the extent permitted by Law, be jointly waived by Sellers at their option:


                 a. General. Each of the conditions specified in clauses a and b of Section 5.1 shall have occurred and be continuing.


                 b. Representations and Warranties; Covenants. The representations and warranties of Fourth contained in this Agreement shall have been true and correct in all material respects on the date made and shall be true and correct in all material respects at the Effective Time as though made at such time. Fourth shall have duly performed all of its obligations under this Agreement.


                 c. Minimum Purchase Price. The Purchase Price shall be not less than $92,000,000, which minimum amount shall be reduced by the amount of the option price described in clause c of Section 7.5 if such option has been exercised by Sellers.


                 d. Fairness Opinion. LSB shall have received by February 10, 1994, a written opinion from Lazard
          Freres & Co. to the effect that the Purchase Price is fair to Sellers from a financial point of view.


                 e.   Opinion of Counsel.  Sellers shall have
          received the opinion of Foulston & Siefkin, counsel to Fourth, substantially in the form of Exhibit "B" hereto.


                 f. Certificates. Fourth shall have delivered to Sellers a certificate, in form and substance reasonably satisfactory to Sellers, dated the Effective Time and signed by the chief executive officer and chief financial officer of Fourth, certifying in such detail as Sellers may reasonably request, the accuracy of the representations and warranties and the fulfillment of the covenants of Fourth hereunder.

                 g.   LSB's Stockholder Approval.  The
          stockholders of LSB shall have approved this Agreement and the Purchase.


                 h. Change in Treasury Regulations. The United States Department of the Treasury shall not have finally adopted the proposed changes to the Treasury Regulations, at Sec. 1.1502-33 (56 FR 47379, Sept. 19,
          1991, revised 57 FR 53550, Nov. 12, 1992, revised, 57
          FR 62251, Dec. 30, 1992), nor shall have any other change in the Law occurred with the effect, in the reasonable judgment of Sellers based upon the advice of their tax advisors, that the tax basis of LSB or Prime in the Bank Stock shall be significantly reduced.


                 i.   Conveyance of Retained Corporations and
          Retained Assets. On or before the Effective Time, all of the Retained Assets and all of the Bank's interests in the Retained Corporations shall have been transferred to Sellers or their designee or designees as provided in this Agreement.


                                ARTICLE VI

                         TERMINATION OF AGREEMENT


          6.1. Mutual Consent; Termination Date. This Agreement shall terminate at any time when the parties hereto mutually agree in writing. This Agreement may also be terminated at the election of either Sellers (acting jointly) or Fourth, upon written notice from the party electing to terminate this Agreement to the other party if, without fault on the part of the party electing to terminate this Agreement, there has been a denial of a Required Approval or the imposition of one or more terms (not including a requirement to divest a single branch of the Bank not located in Oklahoma City) reasonably deemed onerous by Fourth or Sellers as a condition to obtaining a Regulatory Approval. Unless extended by written agreement of the parties, this Agreement shall terminate if all conditions to the obligations of the parties hereto have not occurred on or before June 30, 1994.

          6.2. Election by Fourth. This Agreement shall terminate at Fourth's election, upon written notice from Fourth to Sellers if any one or more of the following events shall occur and shall not have been remedied to the satisfaction of Fourth within 30 days after written notice is delivered to Seller: (a) there shall have been any uncured material breach of any of the obligations, covenants, or warranties of the Sellers hereunder; or (b) there shall have been any written representation or statement furnished by the Sellers hereunder which at the time furnished is false or misleading in any material respect in relation to the size and scope of the transactions contemplated by this Agreement.


          6.3. Election by Sellers. This Agreement shall terminate at the election of Sellers (acting jointly) upon written notice from Sellers to Fourth if any one or more of the following events shall occur and shall not have been remedied to its satisfaction within 30 days after written notice is delivered to Fourth: (a) there shall have been any uncured material breach of any of the obligations, covenants, or warranties of Fourth hereunder; or (b) there shall have been any written representation or statement furnished by Fourth hereunder which at the time furnished is false or misleading in any material respect in relation to the size and scope of the transactions contemplated by this Agreement.


                                ARTICLE VII

                              INDEMNIFICATION


          7.1. Effect of Closing. Except as provided in this Section, closing of the transactions contemplated by this Agreement shall not prejudice any claim for damages which any of the parties hereto may have hereunder in law or in equity, due to an uncured material default in observance or the due and timely performance of any of the covenants and agreements herein contained or for the material breach of any warranty or representation hereunder, unless such observance, performance, warranty, or representation is specifically waived in writing by the party making such claim. If any warranty or representation contained herein is or becomes untrue or breached in any material respect (other than by reason of any willful misrepresentation or breach of warranty) and such breach or misrepresentation is promptly communicated to the other parties in writing prior to the Effective Time, such non-breaching parties shall have the right (jointly in the case of Sellers), at their sole option, either to waive such misrepresentation or breach in writing or to terminate this Agreement, but in either such event, the breaching parties shall not be liable to the other parties for any such damages, costs, expenses, or otherwise by reason of such breach or misrepresentation. If such non-breaching parties elect to close the transactions contemplated by this Agreement notwithstanding the written communication of such breach or misrepresentation, they shall be deemed to have waived such breach or misrepresentation in writing. Similarly, if Fourth receives an environmental assessment report on the Facilities pursuant to Section 5.1(j) indicating the existence of any Environmental Liability and elects to close the transactions contemplated by this Agreement, it shall be deemed to have waived all right to indemnification with respect thereto.

          7.2. General Indemnification. Subject to the limitations on the liability of Sellers contained in Section 7.1 and this Section 7.2, Sellers shall be jointly and severally liable for, and shall defend, save, indemnify, and hold harmless Fourth, BANK IV, the Corporations, and their respective successors, officers, directors, employees, and agents, and each of them (hereinafter individually referred to as an "Indemnitee" and collectively as "Indemnitees") against and with respect to any losses, liabilities, claims, diminution in value, litigation, demands, damages, costs, charges, reasonable legal fees, suits, actions, proceedings, judgments, expenses, or any other losses (herein collectively referred to as "Indemnifying Losses") that may be sustained, suffered, or incurred by, or obtained against, any Indemnitee arising from or by reason of the material uncured breach or nonfulfillment of any of the warranties, agreements, or representations made by the Sellers, in this Agreement; provided, however that the liability of Sellers to defend, save, indemnify, and hold harmless any of the Indemnitees for any liabilities, claims, or demands indemnified under this Section 7.2 (but not under Section 7.5, 7.6, or 7.7) or any damages, costs, charges, reasonable legal fees, suits, actions, proceedings, or judgments received, incurred, filed, or entered thereon, shall be limited to the amount by which all such liabilities, claims, and demands so discovered or made, and all damages, costs, charges, reasonable legal fees, suits, actions, proceedings, judgments, expenses, and other losses recovered, incurred, filed, or entered thereon or in connection therewith, exceed $1,000,000 in the aggregate, net of income tax effect and such liability shall not exceed $25,000,000. Indemnitees shall be obligated to exhaust all reasonably available remedies as a condition to being indemnified hereunder but not as a condition to giving notice pursuant to Sections 7.3 and 7.4. It is agreed that the indemnification obligations of Sellers hereunder shall be solely for the benefit of the Indemnitees and may not be enforced by any insuror under any subrogation or similar agreement or arrangement or by any governmental agency except as a receiver for an Indemnitee.

          7.3. Procedure. If any claim or demand shall be made or liability asserted against any Indemnitee, or if any Litigation, suit, action, or administrative or legal proceedings shall be instituted or commenced in which any Indemnitee is involved or shall be named as a defendant either individually or with others, and if such Litigation, claim, demand, liability, suit, action, or proceeding, if successfully maintained, will result in any Indemnifying Losses as defined in Section 7.2, Fourth shall give Sellers written notice thereof as soon as practicable but within 20 days (ten days in the case of legal process) after it acquires knowledge thereof. If the Indemnifying Loss arises otherwise, Fourth shall give notice to Sellers within 20 days of the discovery of the basis therefor. If, within 20 days after the giving of such notice, Fourth receives written notice from Sellers stating that Sellers dispute or intend to defend against or prosecute, as the case may be, such claim, demand, liability, suit, action, or proceeding, then Sellers shall have the joint right to select counsel of their choice and to dispute or defend against, prosecute, or settle such claim at their expense, and the Indemnitees shall fully cooperate with Sellers in such dispute, prosecution, defense or settlement so long as Sellers are conducting such dispute, defense, or prosecution diligently and in good faith. If no such notice of intent to dispute or defend is received by Fourth within the aforesaid 20-day period, of if such diligent and good faith defense is not being, or ceases to be, conducted, Fourth shall have the right, directly or through one or more of the Indemnitees, to dispute and defend against the claim, demand, or other liability at the cost and expense of Sellers, to settle such claim, demand, or other liability, together with interest or late charges thereon, and in either event to be indemnified as provided in this Agreement so long as Fourth conducts such defense diligently and in good faith. If any event shall occur that would entitle Indemnitees to a right of indemnification hereunder, any loss, damage, or expense subject to indemnification shall be the after-tax net loss to the Indemnitees (in excess of $1,000,000 but not to exceed $25,000,000, as provided in the preceding section) after due allowance for the income tax effect, if any, of amounts to be received by the Indemnitees hereunder, insurance, or offsetting income or assets resulting therefrom.


          7.4. Survival of Representations and Warranties. Notwithstanding any rule of law or provision of this Agreement to the contrary, the representations and warranties of Sellers contained in this Agreement shall survive the Closing and the Purchase and the closing of the transactions described in this Agreement; provided, however, that (except for the indemnification obligations contained in Sections 7.6 and 7.7 hereof, as to which there shall be no time limit) no claim for indemnification or breach of warranty under this Agreement shall be valid unless an Indemnitee shall have given written notice of its assertion or claim to Seller:

                 (a) within three years from the Effective Time in the case of a claim for breach of any representation or warranty contained in Section 4.1.k of this Agreement;

                 (b) by the earlier of October 31, 1998 or 30 days after the date on which the Internal Revenue Service completes its examination of Fourth's 1994 federal income tax return and gives Fourth written notice of any proposed adjustments (provided that both such periods shall be extended by a period of time equal to 30 days plus the length of in each case any periods for which LSB shall have agreed to a tolling of any limitation period applicable to the assertion against LSB or any member of the Group described in
          Section 4.1.k of any deficiency by the Internal Revenue Service) in the case of a claim under Section 7.5 of this Agreement; and

                 (c) within two years of the Effective Time in all other cases.


          7.5.   Special Indemnification.

                 (a) Separate and apart from the indemnification provisions in the preceding sections of this Article VII, and not subject to the deductibility and maximum liability provisions contained in Section 7.2, Sellers jointly and severally agree to indemnify BANK IV and Fourth from any reduction in the aggregate amount of the Bank's net operating loss carryforward for federal income tax purposes (to the extent an adjustment has not already been made pursuant to Section 2.4(b)), below $64,000,000; provided, however, that such reduction results from either (i) a reduction required by final action related to an audit or adjustment by the Internal Revenue Service and made retroactive to the period prior to the Effective Time or (ii) a reduction in the net operating loss carryforward of the Bank at the Effective Time attributable to the consolidated taxable income of LSB (after taking into account the taxable income or loss of each member of the consolidated group contained in the consolidated return of LSB and taking into account the allocations of consolidated income, gain, and loss affecting such net operating loss carryforward), including the effects of the sale of the Retained Assets and Retained Corporations to Sellers and all extraordinary items. The payment to be made by Sellers shall be equal to the product of (a) the dollar amount of the reduction required in (i) above and/or the reduction determined in (ii) above, and (b) a fraction, the numerator of which shall be $10,500,000, and the denominator of which shall be $64,000,000. However, to the extent that an adjustment merely postpones the related tax benefit to BANK IV or Fourth to a later, reasonably ascertainable period, then such adjustment shall not be subject to this special indemnification.

                 (b) If there is an audit or similar inquiry of the Internal Revenue Service of any tax return which may have the effect of reducing the Bank's net operating loss as of or for a period prior to the Closing, all parties to this Agreement shall cooperate with each other as to the determination of the adjustments under such audit, shall make available to each other as may reasonably be requested all information, records, and documents until the expiration of any applicable statute of limitations or extensions thereof.

                 (c) Sellers shall have the right and option, exercisable at any time prior to the business day next preceding the Effective Time, by giving written notice to Fourth, to elect to have the Purchase Price reduced by $600,000 in consideration of the termination of
          Section 7.5(a) of this Agreement, in which event the provisions of Section 7.5(a) shall thereupon be of no further force and effect.


          7.6.   Separate Indemnification for Environmental
Matters. Separate and apart from the indemnification provided in the preceding sections of this Article VII, and not subject to the $1,000,000 deductibility and $25,000,000 maximum liability provisions contained in Section 7.2, Sellers shall be jointly and severally liable for, and shall forever defend, save, indemnify, and hold harmless Fourth, Bank, and BANK IV from and against, any and all Environmental Liabilities that may be incurred or sustained by, or rendered against Fourth, Bank, or BANK IV arising in any manner out of the direct or indirect ownership or operation at any time by the Bank or by any of its current or former Subsidiaries of any current or former Non-Bank Facility
(as hereinafter defined). "Non-Bank Facility" means any interest in real property, building, plant, structure, or equipment which is not (i) currently or formerly owned or operated by the Bank in the ordinary course of its banking business as a banking facility, (ii) the Equity Tower, (iii) property located at Coffee Creek Road and Kelly
Avenue, Edmond, Oklahoma, (iv) an OREO Property, or (v) collateral held as security for loans or participations.

          7.7. Separate Indemnification for Barki Litigation, COMAC, and 401(k) Plan. Separate and apart from the indemnification provided in the preceding sections of this
Article VII, and not subject to the $1,000,000 deductibility and $25,000,000 maximum liability provisions contained in Section 7.2, Sellers shall be jointly severally liable for, and shall forever defend, save, indemnify, and hold harmless Fourth, BANK IV, and Bank from and against any and all losses, expenses (including amounts reasonably paid in settlement), liabilities, costs, penalties, damages, and judgments that may be incurred or sustained by, or rendered against, Fourth, BANK IV, or Bank arising out of or associated in any manner with (i) the United BankCard division "frozen" 401(k) plan described in Section 4.1(m) of this Agreement, (ii) Mai-Li Barki vs. Equity Bank for Savings, F.A. et al., Case No. CJ-91-90852, filed in the District Court of Oklahoma County, Oklahoma or otherwise out of the claims contained in such case, or (iii) the pending Internal Revenue Service examination of COMAC Financial Services Ltd Partnership described in Exhibit "K" to the Disclosure Statement; provided, however, BANK IV shall be responsible for the payment of one-half of the out-of-pocket attorneys' fees and costs incurred in connection with the Barki litigation. Sellers shall have the right to defend the Barki action in accordance with the provisions of Section 7.2 of this Agreement.


          7.8. Director and Officer Indemnification. From and after the Effective Time, Fourth shall indemnify, defend, and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director, or employee of any of the Corporations (the "Bank Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorney's fees), liabilities, or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Fourth, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding, or investigation (each a "Claim") in which a Bank Indemnified Party is, or is threatened to be made, a party based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer, or employee of a Corporation if such Claim pertains to any matter or fact arising, existing, or occurring prior to the Effective Time (but excluding the transactions expressly contemplated by this Agreement), regardless of whether such Claim is asserted or claimed prior to, or at or after, the Effective Time (the "Indemnified Liabilities") to the full extent required under applicable law in effect as of the date hereof or as amended applicable to a time prior to the Effective Time or as required under the Bank's charter and bylaws (and Fourth shall pay expenses in advance of the final disposition of any such action or proceeding to each Bank Indemnified Party to the full extent permitted by applicable law in effect as of the date hereof or as amended applicable to a time prior to the Effective Time upon receipt of any undertaking required by applicable law). Any Bank Indemnified Party wishing to claim indemnification under this
Section 7.8 upon learning of any Claim, shall notify Fourth (but the failure so to notify Fourth shall not relieve Fourth from any liability which it may have under this Section 7.8 except to the extent such failure materially prejudices Fourth) and shall deliver to Fourth copies of all demand letters, notices, summonses, pleadings, and other documents which such party may have received relating to such Claim. The obligations of Fourth described in this Section 7.8 continue in full force and effect, without any amendment thereto, for a period of three years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim.


                               ARTICLE VIII

                               MISCELLANEOUS


          8.1. Expenses. Whether or not the Purchase is effected and whether or not this Agreement is terminated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.


          8.2. Notices. All notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered or if sent by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:
(a) If to Fourth, addressed to Ronald L. Baldwin, Executive Vice President, Post Office Box 2360, Tulsa, Oklahoma 74101-2360; and
(b) if to the Sellers, addressed to Tony M. Shelby, Senior Vice President, Post Office Box 754, 16 South Pennsylvania, Oklahoma City, Oklahoma 73107, or to such other person or such other address as shall have been furnished in writing in the manner provided herein for giving notice.

          8.3.   Time.  Time is of the essence of this Agreement.


          8.4. Law Governing. This Agreement shall, except to the extent federal law is applicable, be construed in accordance with and governed by the laws of the State of Kansas, without regard to the principles of conflicts of laws thereof.


          8.5. Entire Agreement; Amendment. This Agreement contains and incorporates the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, agreements, letters of intent, and understandings. This Agreement may only be amended by an instrument in writing duly executed by Fourth and Sellers and all attempted oral waivers, modifications, and amendments shall be ineffective.


          8.6. Successors and Assigns. The rights and obligations of the parties hereto shall inure to the benefit of and shall be binding upon the successors and permitted assigns of each of them; provided, however, that this Agreement or any of the rights, interests, or obligations hereunder may not be assigned by any of the parties hereto without the prior written consent of the other parties hereto.


          8.7. Cover, Table of Contents, and Headings. The cover, table of contents, and the headings of the sections and subsections of this Agreement are for convenience of reference only and shall not be deemed to be a part hereof or thereof or taken into account in construing this Agreement.


          8.8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but which together shall constitute but one agreement.


          8.9. No Third Party Beneficiaries. Except as specifically provided herein, nothing in this Agreement shall entitle any person other than Sellers and Fourth to any claim, cause of action, remedy, or right of any kind.


          8.10. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed.


                           FOURTH FINANCIAL CORPORATION


                           By
                             -----------------------
                             Darrell G. Knudson,
                             Chairman of the Board

                                     "Fourth"





PRIME FINANCIAL CORPORATION             LSB INDUSTRIES, INC.


By                                      By
  -------------------------               -----------------------

        "Prime"                                 "LSB"


                                 "Sellers"